Exhibit 99.4

Execution Version

AMENDMENT NO. 1 TO THE CONVERTIBLE NOTES AND WARRANT PURCHASE

AGREEMENT DATED JULY 22, 2020

Amendment No. 1 dated May 25, 2022 (“Amendment No. 1”) to the Convertible Notes and Warrant Purchase Agreement dated July 22, 2020 (the “Purchase Agreement”) by and among Veneto Holdings Ltd., a company organized and existing under the laws of Cayman Islands (“Purchaser”) and Q&K International Group Limited, a Cayman Islands company (the “Issuer”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

RECITALS

WHEREAS, Section 12(g) of the Purchase Agreement provides that the amendment of any term of the Purchase Agreement will be subject to the written consent of the Issuer and the Purchaser; and

WHEREAS, the Issuer and the Purchaser have agreed, consistent with the provisions of Section 12(g) of the Purchase Agreement, to amend the Purchase Agreement as set forth herein;

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Issuer and the Purchaser (each a “party” and collectively the “parties”) hereby agree as follows:

1. Amendment to Section 2. Section 2 of the Purchase Agreement is hereby deleted in its entirety and replaced to read as follows:

“2. Issue of Warrants.

(a) Key Terms of Warrants. Subject to the terms and conditions of this Agreement and in consideration of the Purchaser’s purchase of the Initial Note and payment of the Initial Note Purchase Price, the Issuer agrees to issue the warrants to subscribe and purchase ADSs (the “Warrant”), substantially in the form attached to this Agreement as Exhibit B, with the following key terms and in accordance with the schedule of issuance below:

(i) The exercise price per ADS under each Warrant, subject to adjustment as described in the Warrant shall be one hundred and ten percent (110)% of the 60-Trading Day VWAP (as defined in the Warrant) of the ADSs as of the issuance date of such Warrant (the “Exercise Price”).

(ii) The exercise period of each Warrant shall be the shorter of (x) five (5) years after the issuance date of such Warrant, and (y) on or before the closing of the mandatory or optional conversion of the Note.

(b) Schedule of Issuance. The Warrants shall be issued according to the following schedule:

(i) On the Initial Closing Date, the Issuer shall issue to the Purchaser Warrant to purchase at the Exercise Price such number of ADSs equal to 4% of the Initial Note Purchase Price divided by the Exercise Price; and

(ii) On the first anniversary of the Initial Closing Date, the Issuer shall issue to the Holder of the Note as of such first anniversary date Warrant to purchase at the Exercise Price such number of ADSs equal to 4% of the total outstanding principal amount of the Notes owned by such Holder as of such first anniversary date divided by the Exercise Price.

Under this Agreement, Holder refers to the holder of the Note as registered in the records the Issuer.”

2. Amendment to Exhibit B to the Purchase Agreement. Section 2 of the Purchase Agreement is hereby deleted in its entirety and replaced to read as follows:

“SECTION 2 Expiration

This Warrant shall expire and have no further effect on the earlier of (x) July 29, 2025, and (y) on or before the closing of the mandatory or optional conversion of the Note (the “Expiration Date”). Subject to the terms of this Warrant, the Holder may exercise in full or in part this Warrant at its sole discretion at any time on or before the Expiration Date.”

3. Effectiveness and Counterparts. This Amendment No. 1 shall become effective as of the date hereof upon execution by the parties hereto. This Amendment No. 1 may be executed in any number of counterparts, each of which shall constitute an original but both of which when taken together shall constitute but one agreement.

4. Governing Law. This Amendment No. 1 will be governed by and construed in accordance with the laws of the State of New York without regard to any conflicts of laws, provisions thereof that would otherwise require the application of the law of any other jurisdiction.

5. Amendments. Except as specifically amended hereby, the Purchase Agreement shall continue in full force and effect in accordance with the provisions thereof. All references in any other agreement or document to the Purchase Agreement shall, on and after the date hereof, be deemed to refer to the Purchase Agreement as amended hereby.

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Amendment No. 1 as of the date first above written.

ISSUER:

Q&K INTERNATIONAL GROUP LIMITED

By:	/s/ Zhichen Sun
Name:	Zhichen Sun
Title:	Chief Financial Officer

PURCHASER:

VENETO HOLDINGS LTD.

By:	/s/ Danai Rojanavanichkul
Name:	Danai Rojanavanichkul
Title:	Director

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